Exhibit 99.1

Air T, Inc. Names Brian Ochocki as CFO

Minneapolis, MN and Denver, NC – Tuesday, June 18, 2019 -- Air T, Inc., (NASDAQ: AIRT), an allocator with a portfolio of operating businesses and financial assets, today announced that it has appointed Brian Ochocki as Chief Financial Officer and Principal Financial Officer, effective July 8, 2019.

Air T Chairman and CEO, Nick Swenson, commented, “We are excited to welcome Brian Ochocki to the Air T team. He will expand the capabilities of our senior leadership team and he will help us pursue continuous improvement and growth. Brian is a seasoned executive with an impressive resume with broad finance and operations experience across multiple industries where he has been instrumental in providing the finance vision, strategy and leadership to help organizations get to the next level. His executive leadership style and breadth of experiences will help us in our quest to deliver value for shareholders.”

Brian Ochocki commented: “I am looking forward to joining the Air T organization to contribute to its mission of creating long-term shareholder value. The Air T platform has a track record of buying and growing companies. The CFO role offers me the opportunity to apply financial, strategy and operational know-how. I am thrilled to become a part of this entrepreneurial team.”

Mr. Ochocki brings over 20 years of experience as a results-oriented senior financial executive with experience across multiple industries. He previously served for seven years in various finance positions at Northwest Airlines, Inc. before working with Holiday Companies for 13 years in both finance and operational roles. Prior to these positions, Mr. Ochocki was at Goldman, Sachs & Co. and KPMG.

ABOUT AIR T, INC.

Established in 1980, Air T, Inc. is a diversified holding company with four core industry segments: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and aircraft engine aftermarket and parts. The Company’s ownership interests consist of a broad set of operating and financial assets that are designed to expand, strengthen and diversify Air T's cash earnings power. For more information, visit www.airt.net.

FORWARD LOOKING STATEMENT

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company's customers, the timing and amounts of future orders under the Company's Global Ground Support subsidiary's contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Katrina Philp

612-405-5896

kphilp@airt.net